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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 21, 2000


                           NEWGEN RESULTS CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)



      00024865                                           33-0604378
(Commission File No.)                          (IRS Employer Identification No.)



                        12680 HIGH BLUFF DRIVE, SUITE 300
                           SAN DIEGO, CALIFORNIA 92130
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (858) 481-7545








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ITEM 5. OTHER EVENTS.

        On August 21, 2000, Newgen Results Corporation (the "Company"), TeleTech Holdings, Inc. ("TeleTech") and NG Acquisition Corp., a wholly-owned subsidiary of TeleTech ("Merger Sub"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of TeleTech. At the effective time of the Merger, all outstanding shares of the Company's common stock will be exchanged for shares of TeleTech common stock based on the exchange ratio described below, and all outstanding options to purchase Company common stock will be assumed by TeleTech and exchanged for options to purchase shares of TeleTech common stock with the exercise price and number of shares of TeleTech common stock subject to each such assumed Company option being appropriately adjusted to reflect the exchange ratio. It is anticipated that all currently outstanding warrants to purchase shares of the Company's common stock will be exercised prior to the closing of the Merger.

        Upon the consummation of the Merger each share of Company common stock will be converted into the right to receive a fraction of a share of TeleTech common stock valued at $18.00, based upon the average closing price of a share of TeleTech common stock on Nasdaq for the 20-day trading period ending the day two trading days prior to the effective date of the Merger (the "Average Closing Price"), subject to a minimum exchange ratio of 0.48 of a TeleTech share per Company share (where the Average Closing Price is greater than or equal to $37.50) and a maximum exchange ratio of 0.80 of a TeleTech share per Company share (where the Average Closing Price is less than or equal to $22.50). The transaction, which has been unanimously approved by the Board of Directors of each company, is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and approval of the Company's stockholders. The Merger is intended to qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for under the pooling of interests method.

        In connection with the execution of the Merger Agreement, certain significant stockholders of the Company (including the Company's directors, members of management and other insiders of the Company) have entered into a voting agreement by which they have agreed to vote shares representing approximately 40% of the Company's currently outstanding shares in favor of the approval of the Merger Agreement (the "Primary Voting Agreement"). In addition, such stockholders have entered into a second voting agreement by which they have agreed, subject to the satisfaction of certain conditions, to vote additional shares representing approximately 16.5% of the Company's currently outstanding shares in favor of the approval of the Merger Agreement (the "Secondary Voting Agreement"). Subject to the satisfaction of closing conditions, the transaction is expected to close in the fourth quarter of 2000.

        A copy of the Merger Agreement, the form of Primary Voting Agreement and the form of Secondary Voting Agreement are included in this report as Exhibits 2.1, 2.2 and 2.3, respectively. The foregoing description is qualified in its entirety by reference to the full text of such exhibits. A TeleTech press release announcing these transactions is attached to this report as Exhibit 99.1.

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     This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein involve risks and uncertainties, including those relating to the completion of the merger transaction involving TeleTech and the Company as scheduled, if at all, and those associated with the ability of TeleTech to achieve the anticipated benefits of the Merger. Actual results and developments may differ materially from those described or incorporated by reference in this Report. For more information about TeleTech and the risks associated when investing in TeleTech, investors are directed to TeleTech's most recent reports filed with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (C)    EXHIBITS.

          2.1 Agreement and Plan of Merger dated as of August 21, 2000 among the Company, TeleTech and NG Acquisition Corp. (Schedules to this exhibit have been omitted in reliance on Item 601 of Regulation S-K.)

          2.2 Form of Primary Voting Agreement dated as of August 21, 2000 by and between TeleTech and certain stockholders of the Company.

          2.3 Form of Secondary Voting Agreement dated as of August 21, 2000 by and between TeleTech and certain stockholders of the Company.

          99.1      Press Release of TeleTech dated August 21, 2000.





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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            NEWGEN RESULTS CORPORATION


Dated:  August 22, 2000                     By:    /s/ SAMUEL SIMKIN
                                              ---------------------------------
                                                   Samuel Simkin
                                                   Senior Vice President and
                                                   Chief Financial Officer






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                                        INDEX TO EXHIBITS

          2.1 Agreement and Plan of Merger dated as of August 21, 2000 among the Company, TeleTech and NG Acquisition Corp. (Schedules to this exhibit have been omitted in reliance on Item 601 of Regulation S-K.)

          2.2 Form of Primary Voting Agreement dated as of August 21, 2000 by and between TeleTech and certain stockholders of the Company.

          2.3 Form of Secondary Voting Agreement dated as of August 21, 2000 by and between TeleTech and certain stockholders of the Company.

          99.1      Press Release of TeleTech dated August 21, 2000.








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